EX. J

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 44 to the Registration Statement on Form N-1A of our report dated December 7, 2001, relating to the financial statements and financial highlights which appears in the October 31, 2001 Annual Report to Shareholders of Fixed Income Fund, Short Term Fixed Income Fund, Municipal Bond Fund, Short Term Municipal Bond Fund, High Yield Bond Fund, International Select Equity Fund, European Equity Fund, Emerging Markets Equity Fund and Emerging Markets Debt Fund, which are also incorporated by reference into the Registration Statements. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statements.


PricewaterhouseCoopers LLP
Baltimore, Maryland
February 25, 2002